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                            Certificate of Amendment

                                     of the

                          Certificate of Incorporation

                                       of

                              THE HARVEY GROUP INC.

               (Under Section 805 of the Business Corporation Law)

         Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certify that:

     1. The name of the corporation is THE HARVEY GROUP INC.

     2. The Certificate of Incorporation of the Corporation was filed in the Department of State on January 10, 1946. The name under which the Corporation was formed was Harvey Radio Company, Inc. A Restated Certificate of Incorporation was filed in the Department of State on December 8, 1967.

     3. The Certificate of Incorporation is hereby amended by the addition of a provision stating the number, designation, relative rights, preferences, and limitations of four separate series of Preferred Shares of the par value of $20 per share, as fixed by the Board of Directors before the issuance of such series, under authority contained in Paragraph (b) (2) of Article THIRD of the Certificate of Incorporation.

     4. To effectuate the foregoing amendment a new Paragraph (b) (6) is hereby added to Article THIRD of the Certificate of Incorporation, relating to the relative rights, preferences and limitations of Preferred Shares, to read as follows:

     (b) (6) 500 authorized Preferred Shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the thirteenth series, to be designated Preferred Shares, Series D-1, par value $20 per share. Said series is hereinafter called "Series D-1 Shares."

     500 authorized Preferred Shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the fourteenth series, to be designated Preferred Shares, Series D-2, par value $20 per share. Said series is hereinafter called "Series D-2 Shares."

     500 authorized preferred shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the fifteenth series, to be designated Preferred Shares, Series D-4, par value $20 per share. Said series is hereinafter called "Series D-4 Shares."

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     The Series D-1 Shares, Series D-2 Shares, Series D-3 and Series D-4 Shares

are sometimes hereinafter referred to collectively as the "Series D Preferred Shares."

                  The designation, relative rights, preferences, and limitations of all shares of Series D Preferred Shares, insofar as not already fixed by the Certificate of Incorporation, shall be as follows:

     I. DIVIDENDS:

     A. The holders of Series D Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of New York, preferential dividends upon such shares in cash at the rate of one cent ($.01) per share per annum, and no more, payable annually on the first day of March of each year. Holders of the Series D Preferred Shares shall not be entitled to any dividends, whether payable in cash, property, or stock, in excess of cumulative cash dividends at such rate. Such dividends upon the Series D Preferred Shares shall be cumulative from March 1, 1971 so that if thereafter dividends, whether or not earned or one cent, for any past dividend period at the rate of one cent ($.01) per annum shall not have been paid and the full dividend thereof for the then current dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall be fully paid or declared and set apart, but without interest, before any dividend shall be paid upon or declared and set apart for the junior stock of the Corporation (which stock for this purpose and the purposes of Section II of this Paragraph (b) (6) shall include the Common Stock and any other stock of the Corporation which, by its terms, is specifically made junior in right of payment to the Series D Preferred Shares). If the aforesaid dividends are not paid in full, the rights of the holders of Series D Preferred Shares shall be subject to the rights of all holders of shares of all series of Preferred Stock to share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full.

     B. Whenever the full dividend upon the Series D Preferred Shares for all past dividend period shall have been paid and if the Corporation is not in default in respect of the dividend thereon for the then current dividend period, or if such dividend has been declared and paid, or a sum sufficient for the payment thereof set apart, and whenever all prior required redemptions of the Series D Preferred Shares shall have been effected, the holders of shares of junior stock of the Corporation shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of New York, dividends upon such shares of junior stock of the Corporation in such amounts and at such times as the Board of Directors may determine.

     II. LIQUIDATION PREFERENCE:

     In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Shares shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the junior stock of the Corporation, to be paid $1 per share, plus a further amount


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equal to the dividends unpaid and accumulated thereon to the date of such distribution, whether earned or declared or not.

     After payment to the holders of the Series D Preferred Shares of the amount to which such holders are entitled as above set forth, the holders of the Series D Preferred Shares shall have no claim to the remaining assets of the Corporation. If upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding series of the Preferred Stock should be insufficient to permit the payment to them of the full preferential amounts set forth in this Article THIRD, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of all outstanding series of Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled.

     III. REDEMPTION:

     A. The Corporation may redeem the Series D Preferred Shares at any time on or after October 1, 1976, at a redemption price per share equal in each case to the Liquidation Preference of such shares as provided in Section II of this Paragraph (b) (6) of this Article THIRD plus a further amount equal to the dividends unpaid and accumulated thereon to the date of such redemption, whether earned or declared or not. All Series D Preferred Shares not previously converted shall become immediately redeemable at $1 per share if voted against any proposed capital reorganization or reclassification of the Common Stock, consolidation or merger of the Corporation with or into another corporation, conveyance of all or substantially all of the assets of the Corporation to another corporation, or any similar event which is recommended by the Board of Directors for the approval of shareholders of the Corporation so long as the provisions of Paragraph E of Section V of this Paragraph (b) (6), and Section VI of this Paragraph (b) (6), are given effect in connection with such event.

     B. In the event that the International Earnings (as hereinafter defined) for the two-year period ending May 31, 1973 are not equal to $1 in the aggregate, the Corporation may redeem the Series D-3 Shares and Series D-4 Shares at any time on or after October 1, 1973, at a redemption price per share equal in each case to the Liquidation Preference of such shares as provided in
Section II of this Paragraph (b) (6) of this Article THIRD plus a further amount equal to the dividends unpaid and accumulated thereon to the date of such redemption, whether earned or declared or not.

     C. Any of the above redemption rights may be exercised upon the Corporation's giving no less than 30 days' prior written notice of such redemption, by registered or certified mail, to each of the holders of the Series D Preferred Shares to be redeemed, at the last addresses of such holders as they shall appear in the records of the Corporation. Such notice shall specify the shares to be redeemed, the redemption price per share, the date (hereinafter called the "Redemption Date") upon which such redemption is to be effective and the redemption price to be paid, and the place of redemption (which shall be the office of the Corporation in the State of New York, or, if the Corporation makes the deposit hereinafter described, the place at which the bank or trust company in which such deposit is made is located). Prior to any

Redemption Date, the Corporation may (but shall not be obligated to):

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          (i) irrevocably deposit in trust with a bank or trust company in New
     York having a combined capital and undivided surplus (as stated in its last published statement of condition) of not less than $15,000,000, the entire amount (including accumulated dividends) necessary to redeem the shares specified in the Notice of Redemption; and

          (ii) irrevocably authorize such bank or trust company to make the funds so deposited immediately available to the holders of such shares upon surrender thereof at such bank or trust company for payment; and in such case, if such deposit shall have been made and notice thereof given as above provided, the Corporation shall be deemed to have satisfied and discharged its obligation to redeem the shares specified in such notice and the shares called for redemption as aforesaid shall no longer be deemed to be outstanding and the holders thereof shall have no rights except the right to receive payment from the funds deposited therefor. Neither the giving of notice of redemption nor the making of any such deposit shall affect the right of the holder to convert such shares, as set forth in
     Section V hereof at or prior to the close of business of the day prior to the Redemption Date.

     IV. VOTING RIGHTS:

     The Series D Preferred Shares shall entitle the holders thereof to one vote per share at any meeting of the shareholders of the Corporation.

     V. CONVERSION RIGHTS:

     A. The Series D Preferred Shares shall be convertible into a number of fully paid non-assessable shares of Common Stock equal, in the aggregate, to the number of shares of Common Stock determined in the manner provided in Paragraphs B and C of this Section V at such times provided therein. Each such Share which is convertible into Common Stock under any of Paragraphs B(i) through B(iv) of this Section V may be converted into a number of shares of Common Stock equal to 1/500 of the aggregate number of such Shares into which the Shares of that Series of Series D Preferred Shares, as a whole, shall be convertible pursuant to each subparagraph.

     B. (i) If the International Earnings for the year ending May 31, 1972 are in excess of $200,000 the Series D-1 Shares shall be convertible, on or after September 1, 1972, into a number of shares of Common Stock equal to the number obtained by dividing the product of that portion of the International Earnings (as hereinafter defined) for the year ended May 31, 1972, which is in excess of $200,000 and the Multiplier (as hereinafter defined) by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from March 1, 1972 to and including April 30, 1972.

     (ii) On or after September 1, 1973, the Series D-2 Shares shall be convertible into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits (as hereinafter defined) for the year ending

May 31, 1973 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of

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the trading days during the period from March 1, 1973 to and including April 30,
1973.

     (iii) On or after September 1, 1974, the Series D-3 Shares shall be convertible into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits for the year ending May 31, 1974, by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from March 1, 1974 to and including April 30, 1974.

     (iv) On or after September 1, 1975, the Series D-4 Shares shall be convertible into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits for the year ending May 31, 1975 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from March 1, 1975 to and including April 30, 1975.

     C. For purposes of determining the number of shares of Common Stock into which the Series D Shares shall be convertible, the following provisions shall be applicable:

     (i) The term "Adjusted Profits" shall mean the product of (a) the International Earnings (as hereinafter defined) and (b) the Multiplier (as hereinafter defined).

     (ii) The term "International Earnings" shall mean the aggregate consolidated after-tax net earnings of the following business ("Business"): (x) the business formerly conducted by International Home Sewing Club, Ltd., a Delaware corporation, and its several subsidiaries (hereinafter referred to in the aggregate, when the context so requires, as "International"), however such business may be constituted, and whether such business is operated separately or in any combination as a division or subsidiary of the Corporation, and (y) any business (which may be a corporation, a division or divisions of a corporation, or nay other entity, however constituted) added to the business of International in connection with or after its merger into International Home Sewing Club, Ltd., a New Jersey corporation and a wholly-owned subsidiary of the Corporation, either at the instance of Stephen Rapaport ("Rapaport") or at the instance of the Board Directors of the Corporation, after provision for all federal, state, county and local taxes measured by income (including excess profit taxes). For purposes of this Certificate of Amendment, federal income taxes of the Business shall be computed without giving effect to (a) any surtax exemption and (b) the results of operations (including, but not limited to, tax loss carry-forwards and tax loss carry-backs) for any year other than the year for which earnings are being computed. Such earnings shall be computered for the periods required in connections with computations relating to the conversion rights of any Series D Preferred Shares. For the purposes of such computations:

     (a) The amount of general and administrative expenses and interest expenses of the Corporation that may be charged to the Business shall only be the actual cost to the Corporation for all services undertaken and rendered specifically for the Business including, but not limited to, charges for legal and auditing services and the costs of life, disability, health and/or medical insurance and other employee benefit plans of the Corporation available to the employees of the Business, including, without limitation, the cost of a $500,000 insurance policy on the life of Rapaport; plus the aggregate amount of $5,000 in any fiscal year

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in lieu of all other charges.

     (b) Bonus payments made to Rapaport pursuant to Subsections (a) and (b) of
Section 3 of that certain Employment Agreement to be entered into by and between the Corporation and Rapaport will not be chargeable against the International Earnings.

     (c) No reserve against doubtful accounts shall be maintained for the Business, provided, however, that accounts uncollected for six months shall be charged off as a current expense, subject to being added to current income as, when and if later collected.

     (d) There shall be deducted an amount equal to the interest (computed at a rate equal to tone half of one per cent above the Corporation's real cost therefor, including the average charge to the Corporation for bank borrowings plus the Corporation's cost of maintaining compensating balances against such borrowings) on the aggregated unpaid balance of all monies borrowed from the Corporation by the Business provided, however, that no deduction shall be made for interest on working capital provided to the Business pursuant to Section
6.10 (c) of that certain Agreement and Plan of Merger dated as of June 21, 1971, by and among the Corporation, International and certain other parties.

     (e) If, on or before July 31 of any calendar year, Rapaport shall advise the Corporation in writing that he desires that the determination of the International Earnings for the period ending May 31 of such calendar year shall be audited by the Corporation's independent certified public accountants, the Corporation shall make arrangements for such an audit; provided, however, that, concurrently with the notice to the Corporation by Rapaport, the individuals who were stockholders of International, as of June 1, 1971, shall have furnished the Corporation a written undertaking to pay personally any and all costs of such determination.

     (iii) The term "Multiplier" shall mean the multiplier shown on the following table opposite the relevant year-end date:

               Year
               Ended                               Multiplier
               -----                               ----------
               May 31, 1972                        1.5
               May 31, 1973                        1.9
               May 31, 1974                        2.4
               May 31, 1975                        2.9

D. (i) In case the Corporation shall, during any period during which the price of the Common Stock is relevant in connection with the computation regarding the conversion of any Series D Preferred Shares, subdivide its outstanding shares of Common Stock into a greater number of shares, issue a stock dividend, or combine its outstanding shares of Common Stock into a smaller number of shares, the shares of Common Stock for purposes of Paragraphs B(i) through B(iv) shall be equitably adjusted by multiplying the closing price on each day of the relevant period prior to such event by a fraction the numerator of which shall be the number of outstanding shares of Common Stock immediately prior to the occurrence of such event and the denominator of which shall be the number of

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outstanding shares of Common Stock immediately after the occurrence of such event.

     (ii) If the Corporation issues a stock dividend, subdivides its outstanding shares of Common Stock into a greater number of shares, or combines its outstanding shares of Common Stock into a smaller number of shares after the day in which a Series of the Series D Preferred Shares shall have become convertible, the shares of Common Stock thereafter convertible shall be proportionately increased in the case of such dividend or subdivision and proportionately decreased in the case of such combination.

     D. A Series D Preferred Share, the right of conversion of which into Common Stock has matured, but has not been exercised, is hereinafter referred to as a "Matured Series D Preferred Share." A Series D Preferred Share, the right of conversion of which into Common Stock has not matured is hereinafter referred to as an "Unmatured Series D Preferred Share." In the case of any consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or conveyance to another corporation of al or substantially all of the assets of the Corporation for a consideration other than all cash (each such other corporation being hereinafter referred to as the "New Corporation" and any of the foregoing events being hereinafter referred to as a "Reorganization Transaction"), the terms of such Reorganization Transaction shall provide:

     (a) That holder of each Matured Series D Preferred Share shall, as part of such Reorganization Transaction be entitled to receive, in exchange for each such share, the same number of shares of stock and the same other securities or property, if any, as such holder would have been entitled to receive had he, immediately prior to such Reorganization Transaction, been the holder of the number of shares of Common Stock into which such Matured Series D Preferred Share might have then been converted, and

     (b) That the holder of each Unmatured Series D Preferred Share shall, as part of such Reorganization Transaction, be entitled to receive, in exchange for each such share, a share of preferred stock of the New Corporation which, as a security of the New Corporation, shall have substantially the same rights, preference and privileges, including, without limitation, the right (if any) of conversion thereof into common stock of the New Corporation in accordance with the terms of this Section V, as those enjoyed by a Series D Preferred Share as a security of the Corporation.

     F. (i) If the Common Stock at any time hereinafter should not be listed for trading on the American Stock Exchange but shall be listed for trading on (x) the New York Stock Exchange or any other national securities exchange, reference herein to the American Stock Exchange shall be deemed to be a reference to the New York Stock Exchange or such other national securities exchange or (y) on two or more national securities exchanges, reference herein to the American Stock Exchange shall be deemed to be a reference to the principal national securities exchange on which the Common Stock shall then be listed. If on any trading day hereinabove referred to the Common Stock shall be listed for trading on the American Stock Exchange but shall not be traded, reference to the closing price of the Common

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Stock on such day shall be deemed to be a reference to the mean of the closing bid and asked quotations for the Common Stock on such Exchange on such day.

     (ii) If the Common Stock shall not be listed for trading on any national securities exchange but shall be traded in the over-the-counter market, then, in order to make the calculations hereinabove provided for in this Section V, reference to the closing price of the Common Stock on the American Stock Exchange on a particular day or during a particular period shall be deemed to be a reference to the average of the highest bid and lowest asked price for the Common Stock on such day or during such period, as furnished by a dealer, selected by the Corporation, which is a member of the National Association of Securities Dealers, Inc.

     G. Before any holder of a convertible Series D Preferred Share shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at an office of the transfer agent of the Corporation, and shall give written notice to the Corporation at said office that he elects to convert the same. The Corporation will, promptly thereafter, issue and deliver at said office to such holder of shares of Series D Preferred Shares, or to the nominee or nominees of such holder, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash payment in lieu of any fraction of a share determined with reference to the closing market price of the Common Stock on the American Stock Exchange on the date of such surrender. Shares of Series D Preferred Shares shall be deemed to have been converted as of the date on which such Shares shall have been surrendered to an such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be deemed to have become on said date the holder or holders of record for all purposes of the Shares represented thereby.

     H. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the convertible Series D Preferred Shares, the number of shares of Common Stock reasonably believed to be deliverable upon the conversion of all Series D Preferred Shares from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of New York, increase the authorized amount of its Common Stock if at any time the number of shares of authorized but unissued Common Stock shall not be sufficient to permit the conversion of all of the shares of the Series D Preferred Shares at the time outstanding.


     I. The Corporation will pay any and all issuance and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series D Preferred Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series D Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     J. Anything herein in this Section V to the contrary notwithstanding, in the case of redemption of any Series D Preferred Shares the right of conversion shall cease

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and terminate as to Shares called for redemption at the close of business on the day next prior to the Redemption Date unless default shall be made in the payment of the redemption price.

     K. Upon conversion the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Series D Preferred Shares surrendered for conversion.

     VI. AMENDMENT:

     The Corporation may, by appropriate resolution of its Board of Directors, and with the consent of the holders of sixty-six and two-thirds percent (66-2/3% of any series of Series D Preferred Shares, and with or without the consent of the holders of the Common Stock or any other Series of Preferred Stock, change the terms of such series of Series D Preferred Shares, except that, notwithstanding the foregoing, the Corporation shall not make any change which would, pursuant to the provisions of Section V of Paragraph (b) (6) of this Article THIRD, reduce the conversion price to an amount less than the par value per share, if any, of the Common Stock into which shares of the Series D Preferred Shares are at the time convertible.

     IN WITNESS WHEREOF, we have hereunto subscribed this Certificate as of this 1st day of July, 1971, and we affirm the statements herein contained as true under penalties of perjury.


                                               --------------------------------
                                               Myron S. Friedman
                                               Vice President

                                               --------------------------------
                                               Bruce E. Tauner
                                               Assistant Secretary